Exhibit 2.3

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

between
DCP LP HOLDINGS, LLC (“SELLER”)

and

AMERICAN MIDSTREAM, LLC (“BUYER”)

Dated

August 11, 2014

TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS..........................................................................1

1.1	Certain Defined Terms.................................................................................1

1.2	Other Definitional Provisions......................................................................9

1.3	Headings......................................................................................................9

1.4	Other Terms..................................................................................................9
ARTICLE II THE TRANSACTION...............................................................................9

2.1	The Transaction............................................................................................9

2.2	Purchase Price..............................................................................................9

2.3	MPOG Distributions....................................................................................9

2.4	Purchase Price Allocation..........................................................................10

2.5	Deposit.......................................................................................................10

2.6	Tax Withholding.........................................................................................10
ARTICLE III [NOT USED]............................................................................................10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE SUBJECT INTERESTS...............................................................10

4.1	Organization, Good Standing and Authority..............................................10

4.2	Enforceability.............................................................................................11

4.3	Capitalization; Subject Interest..................................................................11

4.4	No Conflicts...............................................................................................12

4.5	Consents, Approvals, Authorizations and Governmental Regulations; Permits.......................................................................................................12

4.6	Taxes..........................................................................................................13

4.7	Litigation....................................................................................................14

4.8	Compliance with Laws..............................................................................15

4.9	No Preferential Rights to Purchase............................................................15

4.10	ERISA/Controlled Group Liabilities.........................................................15

4.11	No Foreign Person.....................................................................................15

4.12	Broker’s or Finder’s Fees...........................................................................15

4.13	Indebtedness...............................................................................................15

4.14	Organizational Documents.........................................................................15

4.15	Bank Accounts...........................................................................................16

4.16	Books and Records....................................................................................16

4.17	Derivative Contracts..................................................................................16

4.18	Regulatory Status.......................................................................................16

4.19	MPOG Distributions and Capital Calls......................................................16

4.20	Assets.........................................................................................................16

4.21	Employees..................................................................................................16

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE NON-OPERATED INTEREST...................................................16

5.1	Organization, Good Standing and Authority..............................................17

5.2	Capitalization.............................................................................................17

5.3	No Conflicts...............................................................................................17

5.4	Consents; Approvals; Authorizations and Governmental Regulations; Permits.......................................................................................................17

5.5	Taxes..........................................................................................................17

5.6	Litigation....................................................................................................18

5.7	Compliance with Laws..............................................................................18

5.8	Contracts....................................................................................................18

5.9	Sufficiency of the Assets............................................................................18

5.10	Environmental Matters...............................................................................18
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.................19

6.1	Organization, Good Standing and Authority..............................................19

6.2	Enforceability.............................................................................................19

6.3	No Conflicts...............................................................................................19

6.4	Consents, Approvals, COF Authorizations and Compliance with Governmental Regulations.........................................................................19

6.5	Litigation....................................................................................................20

6.6	Independent Investigation..........................................................................20

6.7	Available Funds.........................................................................................21

6.8	Broker’s or Finder’s Fees...........................................................................21
ARTICLE VII COVENANTS........................................................................................21

7.1	[Not used]...................................................................................................21

7.2	Access Indemnity.......................................................................................21

7.3	Names........................................................................................................21

7.4	Preservation of Records.............................................................................21

7.5	Settlement of Intercompany Accounts and Termination of Intercompany Contracts....................................................................................................22

7.6	Like-Kind Exchange..................................................................................22

7.7	Resignation of Officers and Managers......................................................22

7.8	Conveyance of the Transferred Assets.......................................................22

7.9	Termination of Derivative Contracts.........................................................22

7.10	Confidentiality............................................................................................22

7.11	Release.......................................................................................................23
ARTICLE VIII [NOT USED].........................................................................................23
ARTICLE IX CLOSING.................................................................................................23

9.1	Time and Place of Closing.........................................................................23

9.2	Deliveries at Closing..................................................................................23

ARTICLE X [NOT USED]..............................................................................................24
ARTICLE XI INDEMNIFICATION.............................................................................24

11.1	Indemnification by BUYER......................................................................24

11.2	Indemnification by SELLER.....................................................................24

11.3	Deductibles, Caps, Survival and Certain Limitations................................25

11.4	Notice of Asserted Liability; Opportunity to Defend................................26

11.5	Effect of Investigation................................................................................28

11.6	EXCLUSIVE REMEDY.........................................................................28

11.7	NEGLIGENCE AND STRICT LIABILITY WAIVER........................28

11.8	LIMITATION ON DAMAGES..............................................................28

11.9	BOLD AND/OR CAPITALIZED LETTERS........................................28
ARTICLE XII MISCELLANEOUS PROVISIONS....................................................29

12.1	Expenses....................................................................................................29

12.2	Further Assurances.....................................................................................29

12.3	Apportionment of Taxes; Transfer Taxes; Recording Fees........................29

12.4	Assignment................................................................................................30

12.5	Entire Agreement, Amendments and Waiver.............................................30

12.6	Severability................................................................................................30

12.7	Counterparts...............................................................................................30

12.8	Governing Law and Dispute Resolution....................................................30

12.9	Notices and Addresses...............................................................................31

12.10	Earnings Release Review...........................................................................32

12.11	Offset..........................................................................................................32

12.12	No Partnership; Third Party Beneficiaries.................................................32

12.13	Negotiated Transaction..............................................................................32

12.14	Schedules...................................................................................................32

EXHIBITS
A        Form of Subject Interest Assignment
B        Form of BUYER’s Guaranty
C        Form of Non-Foreign Certificate
D        Form of SELLER’s Guaranty
E        Form of Mutual Release

SCHEDULES
1.1(a)        Permits
1.1(b)        BUYER’s Knowledge
1.1(c)        Intercompany Agreements
1.1(d)        MPOG System
1.1(e)        Permitted Encumbrances

1.1(f)        SELLER’s Knowledge
4.5(a)        SELLER Required Consents
4.5(b)        Permit Matters
4.6        Taxes
4.7(a)        Proceedings
4.7(b)        Controlled Entity Proceedings
4.7(c)        Prior Two Year Proceedings
4.8        Compliance with Laws
4.19        MPOG Distributions and Capital Calls
5.5        Non-Operated Interest – Taxes
5.6(a)        Non-Operated Interest – Proceedings
5.9        Non-Operated Interest – Sufficiency of Assets
5.10        Non-Operated Interest – Environmental Matters
6.4        BUYER Required Consents
11.2(b)        Certain Indemnified Matters

AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) dated August 11, 2014 (the “Execution Date”) is by and between DCP LP Holdings, LLC, a Delaware limited liability company (“SELLER”) and American Midstream, LLC, a Delaware limited liability company (“BUYER”). BUYER and SELLER are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

A.
On July 11, 2014 (the “Original Execution Date”) the Parties entered into that certain Purchase and Sale Agreement (the “Original PSA”) pursuant to which SELLER originally agreed to sell and BUYER originally agreed to purchase various offshore natural gas pipeline, crude oil pipeline and processing plant interests, and the Parties now wish to reduce the scope of said transaction in accordance with the terms of this Agreement.

B.	SELLER owns 100% of the membership interests in Centana Gathering, LLC, a Delaware limited liability company (“CENTANA”) (the “Subject Interest”);

C.	CENTANA owns 100% of the membership interest in Centana Oil Gathering, LLC, a Delaware limited liability (“COG”);

D.	COG owns a 66.66% non-operated partnership interest in Main Pass Oil Gathering Company, a Delaware general partnership (“MPOG”);

E.	SELLER has agreed to sell to BUYER, and BUYER has agreed to purchase from SELLER, the Subject Interests on the terms and subject to the conditions set forth in this Agreement.
FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the terms of the Original PSA are hereby amended and restated in the manner set forth below.
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement have the meanings given such terms as set forth below.
“Affiliate” means, when used with respect to a specified Person, any other Person controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.
“Agreement” has the meaning given such term in the introductory paragraph.

“Assets” means the applicable Controlled Entity’s right, title and interest in its respective assets and properties, including, without limitation, the following assets and properties, but excluding the Transferred Assets:
(a)    Permits. All permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are owned by or held for the beneficial use of the Controlled Entities or which are required to be owned by or held for the beneficial use of the Controlled Entities, including Environmental Permits (collectively, the “Permits”). All such Permits are set forth on Schedule 1.1(a); and
(b)    Books and Records. All accounting, financial, contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies to the extent related to the Assets or used, useful, or held for use in connection with the Assets or the ownership, operation or maintenance of the Assets related to periods prior to the Closing Date (collectively, the “Records”).
“Benefit Plan” means any “employee benefit plan,” including (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA; (b) any other employee benefit plan, program, agreement or arrangement, including but not limited to, deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, disability plan, hospitalization insurance, medical insurance, life insurance; and (c) any “nonqualified deferred compensation plan” as such term is defined in Section 409A(d)(1) of the Code.
“Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.
“BUYER” has the meaning given such term in the introductory paragraph.
“BUYER’s Guaranty” means the Guaranty Agreement in the form attached as Exhibit B that will be delivered by American Midstream Partners, LP to SELLER at Closing.
“BUYER Indemnitees” has the meaning given such term in Section 11.2.
“BUYER’s Knowledge” or the “Knowledge of BUYER” or any similar term, means the actual knowledge of any officer of BUYER or any of its Affiliates having a title of vice president or higher or any individuals listed on Schedule 1.1(b).
“BUYER Representatives” has the meaning given in Section 7.2.
“BUYER Required Consents” has the meaning given in Section 6.4.

“Cap” has the meaning given in Section 11.3(b)(iii).
“Casualty Loss” means, with respect to all or any portion of the Assets, destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, occurring after the Execution Date, of all or any material portion of the Assets.
“CENTANA” has the meaning given such term in Recital B.
“Claim” means any demand, demand letter, claim or notice of noncompliance or violation or Proceeding.
“Claim Notice” has the meaning given such term in Section 11.3(d).
“Closing” has the meaning given such term in Section 9.1.
“Closing Date” has the meaning given such term in Section 9.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“COG” has the meaning given such term in in Recital C.
“Confidentiality Agreement” means the Confidentiality Agreement between BUYER and SELLER relating to the transaction that are the subject of this Agreement dated March 5, 2014, as amended.
“Controlled Entities” means CENTANA and COG, and “Controlled Entity” means either CENTANA or COG.
“Deposit” has the meaning given such term in Section 2.5.
“Derivative Contracts” has the meaning given such term in Section 4.17.
“Effective Closing Date” has the meaning given such term in Section 9.1.
“Environmental Defect” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the presence, generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials occurring prior, on or after to the Closing Date under Environmental Laws as in effect at the Closing Date.
“Environmental Law” means any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence and as amended at the Closing Date pertaining to the protection of the environment, human health, employee safety and health, or natural resources, or to Hazardous Materials in any and all jurisdictions where the Assets are located, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource

Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, Coastal Zone Management Act, the Rivers and Harbors Act, the Endangered Species Act and the Oil Pollution Act of 1990.
“Environmental Permits” means those permits and licenses issued by Governmental Authorities required by Environmental Laws and necessary for or held in connection with the conduct of the businesses of each Controlled Entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.
“Execution Date” has the meaning given to such term in the introductory paragraph.
“Exhibits” means any and/or all of the exhibits attached to and made a part of this Agreement.
“FTC” means the Federal Trade Commission.
“Fundamental Representations” has the meaning given such term in Section 11.3(b)(iii).
“GAAP” means generally accepted accounting principles in the United States as of the Closing Date, consistently applied.
“Governmental Authorities” means (a) the United States of America or any state, local or political subdivision thereof within the United States of America and (b) any court, arbitrator or tribunal of competent jurisdiction or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“Hazardous Materials” means: (a) any chemicals, materials or substances, whether solid, liquid, or gaseous, defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law, (b) any radioactive materials (other than naturally occurring radioactive materials), friable asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Indebtedness” means (a) all indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, hedging agreements or letter of credit reimbursement agreements, (c) other commitments or obligations to assure against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) non-ordinary course of business commitments to pay deferred purchase amounts such as notes, earn-out payments, purchase price adjustment payments and non-competition payments, (e) guarantees or similar contingent liabilities with respect to any indebtedness, obligation, Claim or liability of any other Person, and (f) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, assuming termination thereof, including, in each applicable case, all accrued and unpaid interest thereon.
“Indemnified Party” or “Indemnitee” has the meaning given such term in Section 11.4(a).
“Indemnifying Party” or “Indemnitor” has the meaning given such term in Section 11.4(a).
“Interest Rate” means the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by The Wall Street Journal, as such “prime rate” may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.
“Intercompany Agreements” means all agreements, whether written or oral, between or among the Controlled Entities on the one hand and SELLER or one of its Affiliates on the other hand, including those described on Schedule 1.1(c).
“Laws” means all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees, codes and other official acts of or by any Governmental Authority.
“Lien” means a lien, mortgage, pledge, Claim, charge, security interest or other similar encumbrance.
“Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, Claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of Remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
“MIDSTREAM” means DCP Midstream, LLC, the managing member of SELLER.
“MPOG” has the meaning given such term in Recital D.
“MPOG Distributions” means distributions made to or for the benefit of COG by MPOG that are attributable to any period prior to July 1, 2014, regardless of when such distributions are received by or for the benefit of COG prior to or after the Closing.
“MPOG Operator” means Panther Operating Company, LLC, as successor in interest to Amoco Pipeline Company.
“MPOG System” means the offshore crude oil transportation pipeline with origination points at various offshore crude oil production facilities located in the Gulf of Mexico and destination points at offshore downstream pipeline and terminal facilities in the vicinity of Block 69, Main Pass Area, offshore Louisiana, as further described on Schedule 1.1(d).
“Mutual Release” has the meaning given such term in Section 7.11.
“Non-Foreign Certificate” means a certificate pursuant to Treasury Regulation Section 1.445 - 2(b) stating that SELLER is not a foreign person within the meaning of Section 1445 of the Code.
“Non-Operated Interest” means COG’s 66.66% interest in MPOG.
“Notice Period” has the meaning given such term in Section 11.4(c).
“Original Execution Date” has the meaning given such term in Recital A.
“Original PSA” has the meaning given such term in Recital A.
“Permits” has the meaning given such term in the definition of Assets.
“Permitted Encumbrances” means the following:
(a)    As of the Closing Date, terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Permit;
(b)    Liens for property Taxes and assessments that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate Proceedings and are listed on Schedule 1.1(e));
(c)    Mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Closing and (i) for which SELLER or a Third Person is responsible for payment, and (ii) that are not delinquent and that will be paid and discharged by SELLER or a Third Person in the ordinary course of business, with any action to foreclose on or attach any Assets on account thereof properly stayed and for which there are adequate reserves reflected on the books and records of the subject Controlled Entity to the extent required by GAAP;
(d)    Utility easements, restrictive covenants, minor defects and other minor irregularities in title, that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator;
(e)    Liens created by BUYER or its successors or assigns;
(f)    The Liens listed on Schedule 1.1(e).

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.
“Pre-Closing Period” shall mean any taxable period ended on or before the Effective Closing Date.
“Proceeding” means any action, cause of action, suit, arbitration, Claim, investigation, audit, inquiry, notice of violation, citation, summons, subpoena, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding, including any bankruptcy or insolvency proceeding.
“Purchase Price” has the meaning given such term in Section 2.2.
“Records” has the meaning given such term in the definition of Assets.
“Remediation” means the removal, abatement, response, investigation, cleanup, monitoring and related activities undertaken to address Environmental Defects, including excavation, land farming, and installation and operation of remediation systems.
“Representatives” has the meaning given such term in the Confidentiality Agreement.
“Resignations” means the resignations of the directors, officers and managers of the Controlled Entities.
“Schedules” means any and/or all of the schedules attached to and made a part of this Agreement.
“SELLER” has the meaning given such term in the introductory paragraph.
“SELLER’s Guaranty” means the Guaranty Agreement in the form attached as Exhibit D that will be delivered by MIDSTREAM to SELLER at Closing.
“SELLER Indemnitees” has the meaning given such term in Section 11.1.
“SELLER’s Knowledge” or “Knowledge of SELLER” or any similar term, means the actual knowledge of officers of SELLER, of MIDSTREAM or of DCP, in each case having a title of vice president or higher plus the individuals listed on Schedule 1.1(f).
“SELLER Taxes” means any and all Taxes (a) imposed on or with respect to the Controlled Entities or MPOG or the assets or the business of the Controlled Entities or MPOG, or for which the Controlled Entities or MPOG may otherwise be liable, for any Pre-Closing Period and for the portion of any Straddle Period ending on and including the Effective Closing Date (determined in accordance with Section 12.3(b)); (b) any franchise or doing business Tax where the income, operations, assets or capital comprising the base of such Tax is with respect to any Tax period ending prior to the Effective Closing Date or the portion of any Straddle Period ending on and including the Effective Closing Date, determined pursuant to Section 12.3(b)(ii) and regardless of whether the right to do business for another period is obtained by the payment of such Tax, (c) resulting from a breach of any representation or warranty set forth in Section 4.6 or Section 5.5 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by SELLER of any covenant set forth in ARTICLE XII, or (d) of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Laws) of which any of the Controlled Entities or MPOG was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); provided that in the case of MPOG, SELLER Taxes shall refer only to 66.66% of SELLER Taxes that would otherwise be determined under this definition.
“SELLER Required Consents” has the meaning given such term in Section 4.5(a).
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Effective Closing Date.
“Subject Interest” has the meaning given such term in Recital B.
“Subject Interest Assignment” means the Assignment of Subject Interest in the form attached as Exhibit A that will be used to transfer and convey the Subject Interest from SELLER to BUYER.
“Tax” or “Taxes” means (a) any taxes and assessments imposed by any Governmental Authority or taxing authority, including net income, gross income, profits, gross receipts, ad valorem, real property transfer, sales, use, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), any liability under any escheat or unclaimed property law, and any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability; (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above; and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
“Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
“Third Person Claim” has the meaning given such term in Section 11.4(c).
“Transaction Documents” means this Agreement, the Subject Interest Assignment, the BUYER’s Guaranty, the SELLER’s Guaranty, the Mutual Release and any other document related to the sale, transfer, assignment or conveyance of the Subject Interest to BUYER and its designated Affiliate, and to be delivered at Closing.

“Transferred Assets” means all of the following:
(a)    All work product of SELLER’s attorneys and records relating to the negotiation and consummation of the transactions that are the subject of this Agreement;
(b)    Rights to claim coverage or benefits under SELLER’s or its Affiliates’ insurance policies or coverage for matters arising prior to the Effective Closing Date; and
(c)    Any partnership interest in Dauphin Island Gathering Partners, a Texas general partnership, and any right to share in the profits, distributions or other rights inuring to a general partner, whether these arise before or after the Closing.
“Treasury Regulations” means the final and temporary regulations now or hereafter promulgated by the U.S. Treasury Department pursuant to 26 U.S.C. § 1501 et seq.
1.2    Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” will be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.
1.3    Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
1.4    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
2.1    The Transaction. At the Closing SELLER shall sell, transfer and convey to BUYER, free and clear of Liens, the Subject Interest for and in consideration of the Purchase Price set forth in Section 2.2, all on the terms and conditions provided for in this Agreement and the Transaction Documents delivered hereunder.
2.2    Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Subject Interests to BUYER, BUYER shall pay to SELLER the amount of Thirteen Million, Five Hundred Thousand Dollars ($13,500,000 minus the Deposit (the “Purchase Price”). All payments hereunder to SELLER shall be paid by wire transfer of immediately available funds to an account designated by SELLER.

2.3    MPOG Distributions. BUYER will cause the management committee of MPOG to issue an MPOG Distributions, the amount of which shall be transferred by BUYER to SELLER as soon a reasonably possible following the issuance of the MPOG Distributions.
2.4    Purchase Price Allocation. For the purpose of making the requisite filings, if any, under Section 1060 of the Code and the regulations issued thereunder, SELLER and BUYER agree that they will report the federal, state, and other Tax consequences of the transactions that are the subject of this Agreement in a manner consistent with the purchase price allocation delivered by BUYER to SELLER within 90 days from the Closing Date, and will report the information required by Section 1060(b) of the Code, and will not take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any income tax litigation, investigation, or other income tax matter. The Parties acknowledge that the purchase price allocation is solely for income tax purposes.
2.5    Deposit. On the first Business Day following the Original Execution Date, BUYER paid to SELLER by wire transfer to the account designated by SELLER a deposit of Five Million Seven Hundred and Seventy Thousand Dollars ($5,770,000) (the “Deposit”).
2.6    Tax Withholding. BUYER may withhold any amount from the Purchase Price that it is required or authorized by applicable Tax law to withhold, and any such amount withheld, to the extent paid over to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to SELLER; provided, however, that if on or prior to the Closing Date, SELLER provides BUYER with the certificate of non-foreign status described in Section 9.2(a)(iv) and BUYER is otherwise permitted to rely on such certificate under Treasury Regulations §1.1445-2, BUYER shall not withhold any amount under Section 1445 of the Code.
ARTICLE III
[NOT USED]
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE SUBJECT INTERESTS
Except as set forth in any of the Schedules delivered to BUYER, as of the Original Execution Date and as of the Closing, SELLER represents and warrants to BUYER as follows:
4.1    Organization, Good Standing and Authority.
(a)    SELLER is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own or otherwise hold the Subject Interest and to carry on its business as now conducted.
(b)    CENTANA is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own CENTANA’s limited liability company interests of COG and to carry on its business as now conducted. CENTANA is duly qualified as a foreign organization in the States of Colorado, Kansas, Louisiana, Oklahoma and Texas, the only jurisdictions in which the conduct of its business requires it to be so qualified.
(c)    COG is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to hold the Non-Operated Interest and to carry on its business as now conducted. COG is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(d)    The execution and delivery of this Agreement and the Transaction Documents to which SELLER is a party and the consummation by SELLER of the transactions that are the subject of this Agreement and the Transaction Documents have been duly and validly authorized by all necessary limited liability company action by SELLER. This Agreement has been duly executed and delivered by SELLER. SELLER has all requisite limited liability company power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions that are the subject of this Agreement and of the Transaction Documents.
4.2    Enforceability. This Agreement and the Transaction Documents constitute and, upon execution and delivery of this Agreement and the Transaction Documents to which SELLER is a party, will constitute, valid and binding obligations of SELLER, enforceable against SELLER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
4.3    Capitalization; Subject Interest.
(a)    One hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of CENTANA are owned beneficially and of record by SELLER, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws) and SELLER has the right, power, authority and capacity to transfer such interests to BUYER free and clear of all Liens.
(b)    One hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of COG are owned beneficially and of record by CENTANA, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(c)    There are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights, convertible rights or other rights obligating any Controlled Entity to issue or sell any equity interests of any kind or any securities convertible into or exercisable for any equity interest of any kind, or otherwise requiring SELLER or any Controlled Entity to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of equity interests in any Controlled Entity or any rights to participate in the equity or net income of SELLER or any Controlled Entity. No Controlled Entity, except for COG, is obligated to grant a right of first refusal to any Person other than to another Controlled Entity; COG is obligated to grant a right of first refusal in connection with the transfer of the Non-Operated Interest.
(d)    The equity interests of each Controlled Entity have been duly authorized and are validly issued, fully-paid and non-assessable, and were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of SELLER or any other Person. CENTANA’s ownership of one hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of COG and COG’s ownership of sixty-six and sixty-six one-hundredths (66.66%) of the issued, outstanding and authorized general partnership interests of MPOG, no Controlled Entity owns, directly or indirectly, any Person.
(e)    At the Closing, SELLER shall transfer pursuant to the Subject Interest Assignment, and upon BUYER’s payment of the Purchase Price, BUYER shall acquire, good and valid title to the Subject Interest, free and clear of any Lien (other than (x) Liens created by BUYER and (y) restrictions on transfer pursuant to applicable securities laws, all of which SELLER shall have complied with in connection with the transfer to BUYER).
4.4    No Conflicts. The execution, delivery and performance by SELLER of this Agreement and the Transaction Documents, and the consummation of the transactions that are the subject of this Agreement or of the Transaction Documents will not:
(a)    Provided all of the SELLER Required Consents have been obtained, conflict with, or constitute a breach of any agreement to which such SELLER or any Controlled Entity is a party or by which any of them or the Assets are bound;
(b)    Conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of SELLER or the Controlled Entities;
(c)    Provided that all of the SELLER Required Consents have been obtained, , conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to SELLER, the Controlled Entities or the Assets; or
(d)    Result in the creation or imposition of any Lien on any of the Assets.
4.5    Consents, Approvals, Authorizations and Governmental Regulations; Permits.
(a)    Except for (i) consents required under the Permits, or (ii) as set forth in Schedule 4.5(a) (the items described in clause (ii) being the “SELLER Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or notice to, or the registration or filing with any Governmental Authority or Third Person, is necessary for SELLER to execute, deliver or perform this Agreement or for SELLER to execute, deliver or perform the Transaction Documents to which it is a party.

(b)    Except as set forth in Schedule 4.5(b), (i) the Controlled Entities have all of the Permits required or necessary to own the Assets, and to SELLER’s Knowledge, each Operator has all of the Permits required or necessary to operate and maintain the Assets in the manner currently conducted (other than immaterial Permits, the absence of which will not adversely affect BUYER’s ownership of the Controlled Entities or operation or maintenance of the Assets), (ii) all such Permits are valid and in full force and effect, (iii) the Controlled Entities have received no notification concerning, and there are no material violations in existence with respect to, the Permits, and (iv) no Proceeding is pending or to SELLER’s Knowledge threatened with respect to the Permits.
4.6    Taxes. Except as set forth in Schedule 4.6:
(a)    All Taxes payable by or imposed against the Controlled Entities or with respect to the Assets or the operation thereof have been fully paid on or before the due date for payment without penalty, whether or not such Taxes are shown on any Tax Return, or such Taxes are being contested in good faith pursuant to appropriate proceedings as identified in Schedule 4.6.
(b)    All Tax Returns that are required to have been filed by or with respect to the Controlled Entities or the Assets have been filed with the appropriate Governmental Authority and each such Tax Return is true, complete and accurate in all material respects.
(c)    The Controlled Entities are not under audit or examination by any Governmental Authority, there are no Claims or Proceedings now pending or threatened against the Controlled Entities with respect to any Tax, and there are no Claims for any additional Tax asserted by any Governmental Authority against the Controlled Entities relating to the Assets.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Controlled Entity or any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment or payment of any Tax of or with respect to any Controlled Entity.
(e)    No Controlled Entity is a party to or bound by any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes with any Person. Since April 1, 2000, neither the SELLER nor any Controlled Entity has been a member of any consolidated group. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Controlled Entity.
(f)    There are no Liens for Taxes upon any of the properties or assets of the Controlled Entities other than Permitted Encumbrances.
(g)    All Tax withholding, reporting, and deposit requirements with respect to employees, independent contractors, shareholders, partners, members, or any other third-party imposed on or with respect to the Controlled Entities or the Assets have been timely satisfied and, to the extent required, any withheld Taxes have been timely remitted to the proper Governmental Authority.

(h)    Each of the Controlled Entities is, and has been since April 1, 2000, properly treated as an entity that is disregarded as separate from its sole owner for U.S. federal income tax and any applicable state and local Tax purposes and has not made any filing with any Governmental Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for Tax purposes.
(i)    Neither the SELLER nor any Controlled Entity has entered into any agreement or arrangement with any Governmental Authority that requires any Controlled Entity to take any action or to refrain from taking any action in order to secure Tax benefits. No Controlled Entity is a party to or bound by any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(j)    No Controlled Entity will be required to include any item of income or receipts in, or exclude any item of deduction from, its taxable income or base for any taxable period (or portion thereof) ending after the Effective Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Effective Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Effective Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Effective Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Effective Closing Date; or (vi) prepaid amount received on or prior to the Effective Closing Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Effective Closing Date.
(k)    None of the assets of any Controlled Entity is held in an arrangement that is classified as a partnership for U.S. federal income tax purposes, “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code) or is subject to a Section 467 rental agreement as defined in Section 467 of the Code.
(l)    There is no material property or obligation of any Controlled Entity, including uncashed checks to vendors, customers, or employees, nonrefunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheat or unclaimed property Law.
(m)    All of the assets of the Controlled Entities have been properly listed and described on the property tax rolls for the Tax units in which such assets are located and no portion of such assets constitutes omitted property for property tax purposes.
4.7    Litigation.
(a)    Except as described in Schedule 4.7(a), there is no Proceeding pending, or to the Knowledge of SELLER, threatened against SELLER or the Controlled Entities that (i) affects the consummation of the transactions that are the subject of this Agreement; or (ii) that involves, affects, or relates to the Subject Interest, the Controlled Entities or the Assets.
(b)    Except as described in Schedule 4.7(b), the Controlled Entities are not subject to any material outstanding judgment, order or decree, and to the Knowledge of SELLER, no Proceedings against any Controlled Entity are threatened.
(c)    Schedule 4.7(c) sets forth all Proceedings (including bankruptcy or insolvency Proceedings) during the two years prior to the Execution Date that (i) could reasonably be expected to affect the consummation of the transactions contemplated by this Agreement; or (ii) involving the Subject Interest, the Controlled Entities or the Assets.
4.8    Compliance with Laws. Except as set forth on Schedule 4.8, the Assets are and have been operated in material compliance with applicable Laws. None of SELLER or the Controlled Entities has received notice of any violation or alleged violation of, and no event has occurred, and no condition exists, that would reasonably be expected to result (with or without notice or lapse of time) in a material violation of, any applicable Law.
4.9    No Preferential Rights to Purchase The transfer to BUYER of SELLER’s interest in CENTANA does not trigger a preferential right enabling a Third Person to purchase any portion of a Controlled Entity or the assets of CENTANA.
4.11    No Foreign Person. SELLER is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.
4.12    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of SELLER or any of its Affiliates that following the Closing would be an obligation of any Controlled Entity or BUYER.
4.13    Indebtedness. None of the Controlled Entities has any Indebtedness.
4.14    Organizational Documents. The certificate of formation and limited liability company agreement for each Controlled Entity (i) have been made available to BUYER prior to the Original Execution Date for its inspection, (ii) are complete and correct, (iii) have not been amended further and (iv) are in full force and effect.
4.15    Bank Accounts. No Controlled Entity holds a bank account or safe deposit boxes.
4.16    Books and Records. The minute books of each of the Controlled Entities (i) have been made available to BUYER, (ii) are current as of the Execution Date, (iii) shall be current as of the Closing Date, and (iv) are complete and correct and have been maintained in accordance with sound business practices. The minute books of each of the Controlled Entities contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.

4.17    Derivative Contracts. No Controlled Entity is a party to, and no Asset is bound by, any futures, hedges, swaps, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, securities, foreign exchange rates or interest rates (“Derivative Contracts”).
4.18    Regulatory Status.
(a)    None of the Controlled Entities are subject to regulation as a public utility company.
(b)    No rate refunds, rebates, offsets or like obligations are accrued or owed by any Controlled Entity with respect to services related to such Controlled Entity’s Assets.
4.19    MPOG Distributions and Capital Calls. Schedule 4.19 sets forth all distributions received by COG from MPOG in respect of calendar years 2012 and 2013 the first 6 months of 2014. Schedule 4.19 sets forth all capital calls issued by MPOG to COG and payments with respect thereto made by COG to MPOG in respect of calendar years 2012 and 2013 and the first 6 months of 2014.
4.20    Assets. Other than (i) Centana’s ownership of one hundred percent (100%) of the issued, outstanding and authorized limited liability company interests of COG, (ii) COG’s ownership of sixty-six and sixty-six one-hundredths percent (66.66%) of the issued, outstanding and authorized general partnership interests of MPOG and (iii) each Controlled Entity’s respective interest in the Assets, no Controlled Entity has any right, title or interest in any asset.
4.21     Employees. No Controlled Entity has any employee nor has any Controlled Entity had any employee during the two (2) years prior to the Original Execution Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE NON-OPERATED INTEREST
Except as set forth in any of the Schedules delivered to BUYER, as of the Original Execution Date and as of the Closing, SELLER represents and warrants to BUYER as follows:
5.1    Organization, Good Standing and Authority. MPOG is a general partnership, duly formed and validly existing under the Laws of the State of Delaware and has all requisite general partnership power and authority to own the MPOG System and to carry on its business as now conducted.
5.2    Capitalization.
(a)    The sixty-six and sixty-six one-hundredths percent (66.66%) of the issued, outstanding and authorized general partnership interests of MPOG comprising the Non-Operated

Interest is owned beneficially and of record by COG free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).
(b)    To SELLER’s Knowledge, there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating MPOG to issue or sell any equity interests of any kind or any securities convertible into or exercisable for any equity interest of any kind.
5.3    No Conflicts. To SELLER’s Knowledge, the execution, delivery and performance by SELLER of this Agreement and the transfer by SELLER of CENTANA to BUYER do not and will not:
(a)    Conflict with, or constitute a violation or breach of, or default under, any agreement to which MPOG is a party;
(b)    Conflict with, or constitute a violation or breach of, or default under, any Law or governmental order applicable to MPOG; or
(c)    Result in the creation or imposition of any Lien other than Permitted Encumbrances on any of the Assets or the Non-Operated Interest.
5.4    Consents; Approvals; Authorizations and Governmental Regulations; Permits. To SELLER’s Knowledge: (i) the MPOG Operator has obtained and maintained all of the Permits required or necessary to operate and maintain the MPOG System in the manner currently conducted (other than immaterial Permits, the absence of which will not adversely affect MPOG, the MPOG System or the continued ownership by COG of the Non-Operated Interest), (ii) all such Permits are valid and in full force and effect, (iii) MPOG has received no notification concerning material violations in respect to any such Permits, and (iv) no Proceeding is pending or threatened with respect to any such Permits.
5.5    Taxes. To SELLER’s Knowledge and except as set forth in Schedule 5.5:
(a)    All Taxes payable by or imposed against MPOG relating to MPOG or the operation thereof have been fully paid on or before the due date for payment without penalty;
(b)    All Tax Returns that are required to have been filed as to MPOG or the MPOG System have been filed with the appropriate Governmental Authority and all Taxes shown to be due and payable on such Tax Returns have been paid in full;
(c)    (i) MPOG is not under audit or examination by any Governmental Authority, (ii) there are no Claims or Proceedings now pending or threatened against MPOG with respect to any Tax, and (iii) there are no Claims for any additional Tax asserted by any Governmental Authority against MPOG; and
(d)    There are no Liens for Taxes upon any of the properties of MPOG other than Permitted Encumbrances.

5.6    Litigation.
(a)    Except as described in Schedule 5.6(a), there is no Proceeding pending or to SELLER’s Knowledge threatened against MPOG that (i) affects the consummation of the transactions that are the subject of this Agreement or (ii)  to SELLER’s Knowledge, that involves, affects, or relates to MPOG or the Non-Operated Interest.
(b)    To SELLER’s Knowledge, MPOG is not subject to any material outstanding judgment, order or decree pending or threatened.
5.7    Compliance with Laws. To SELLER’s Knowledge MPOG is operated in material compliance with applicable Laws.
5.8    Contracts. To SELLER’s Knowledge MPOG is not in material default of any contract to which it is a party. To SELLER’s Knowledge, (i) all of MPOG’s contracts are in full force and effect and (ii) no counter-party to any contracts is in material default under any such contract.
5.9    Sufficiency of the Assets. To SELLER’s Knowledge and except as set forth on Schedule 5.9, the MPOG System constitutes all the assets and properties customarily used by MPOG during the three year period prior to the Effective Closing Date to conduct the business of MPOG and to generate its revenues and earnings. To SELLER’s Knowledge, the MPOG System has been owned, constructed, maintained and operated in a good and workmanlike manner and has been in continuous operation during COG’s ownership of the Non-Operated Interest, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. To SELLER’s Knowledge, the MPOG System been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with past practices.
5.10    Environmental Matters. To SELLER’s Knowledge, except as set forth on Schedule 5.10:
(a)    The operations of MPOG are in material compliance with all Environmental Laws including the possession of and material compliance with Environmental Permits;
(b)    MPOG is not subject to any outstanding order, decree, or similar directive issued by any Governmental Authority under any Environmental Laws requiring MPOG to remediate the MPOG System or to pay any material fine or penalty; and
(c)    MPOG is not subject to any Proceeding that is pending threatened alleging noncompliance with or potential liability under an Environmental Law.
The representations and warranties set forth in this Section 5.10 are SELLER’s sole and exclusive representations and warranties related to MPOG environmental matters.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Original Execution Date, BUYER hereby represents and warrants to SELLER as follows:
6.1    Organization, Good Standing and Authority. BUYER is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. BUYER has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions that are the subject of this Agreement or of the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by BUYER of the transactions that are the subject of this Agreement have been duly and validly authorized by all necessary action by BUYER. This Agreement has been duly executed and delivered by BUYER.
6.2    Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which BUYER is a party, such Transaction Documents will constitute, valid and binding obligations of BUYER, enforceable against BUYER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
6.3    No Conflicts. The execution, delivery and performance by BUYER of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions that are the subject of this Agreement or of the Transaction Documents, will not:
(a)    Provided that any BUYER Required Consents have been obtained, conflict with, constitute a breach of any agreement to which BUYER is a party;
(b)    Conflict with or result in a violation or breach of, or constitute a default under, the organizational documents of BUYER, including its limited liability company agreement and organization documents; or
(c)    Provided that all of BUYER Required Consents have been obtained, conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to BUYER or its properties or assets.
6.4    Consents, Approvals, COF Authorizations and Compliance with Governmental Regulations. Except  as set forth in Schedule 6.4 (the “BUYER Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or notice to, or registration or filing with, any Governmental Authority or Third Person, is necessary for BUYER to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.
6.5    Litigation. There is no Proceeding pending or to BUYER’s Knowledge, threatened against BUYER that affects the consummation of the transactions that are the subject of this Agreement.

6.6    Independent Investigation. BUYER is knowledgeable in the business of owning and operating natural gas pipelines. In making the decision to enter into this Agreement and consummate the transaction that are the subject of this Agreement, BUYER has relied solely on its own independent due diligence investigations and inspection of the Assets, and the representations, warranties, covenants and undertakings of SELLER in this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE SUBJECT INTEREST, THE NON-OPERATED INTEREST AND THE ASSETS IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, SELLER HAS MADE NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, EXCEPT AS OTHERWISE SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER. BUYER FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS AND THE MPOG SYSTEM HAVE BEEN USED FOR NATURAL GAS OR CRUDE TRANSMISSION OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS, IN THE LANDS AND OFFSHORE WATERS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND (II) THE ASSETS INCLUDE PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS, THE MPOG SYSTEM OR THE LANDS OR WATERS BURDENED THEREBY. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE SUBJECT INTEREST, THE NON-OPERATED INTEREST, THE MPOG SYSTEM OR THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS AND THE MPOG SYSTEM, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE SUBJECT INTEREST OR NON-OPERATED INTEREST, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS GATHERED OR TRANSPORTED THROUGH OR AT THE ASSETS OR THE MPOG SYSTEM. With respect to any projection or forecast delivered by or on behalf of SELLER or its Affiliates to BUYER, BUYER acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) BUYER is familiar with such uncertainties, and (iii) BUYER is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to BUYER.
6.7    Available Funds. BUYER will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.

6.8    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of BUYER which following the Closing would be an obligation of SELLER.
ARTICLE VII
COVENANTS
7.1    [Not used].
7.2    Access Indemnity. BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY PERSONAL INJURY TO OR PROPERTY DAMAGE CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES, REPRESENTATIVES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATES’ BEHALF (COLLECTIVELY WITH BUYER, “BUYER REPRESENTATIVES”) IN CONNECTION WITH ANY PERSONAL INJURY TO, OR PROPERTY DAMAGE CAUSED BY, BUYER REPRESENTATIVES DURING THE COURSE OF ANY OFFICE VISIT, FIELD VISIT, ENVIRONMENTAL PROPERTY ASSESSMENT OR OTHER DUE DILIGENCE INVESTIGATION CONDUCTED BY BUYER OR ANY BUYER REPRESENTATIVE AS TO SELLER’S INDIRECTLY OWNED ASSETS DURING THE FIVE MONTH PERIOD PRIOR TO CLOSING.
7.3    Names. As soon as reasonably possible, but in no event later than 90 days after Closing, BUYER shall remove the names of SELLER and its Affiliates, including “DCP,” “CENTANA” and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, BUYER shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to reflect that BUYER has title to the Assets.
7.4    Preservation of Records.
(a)    For a period of seven years after the Effective Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. SELLER may retain a copy of the Records.
(b)    As promptly as practicable following the Closing Date, SELLER will transfer to BUYER SELLER’s original files and Records relating to the Controlled Entities and the Assets. If any contracts or agreements are only being partially assigned, SELLER will retain the original files and transfer to BUYER copies of those portions of the files that are applicable to the transactions that are the subject of this Agreement.

7.5    Settlement of Intercompany Accounts and Termination of Intercompany Contracts. The Parties acknowledge and agree that prior to the Closing SELLER will have caused the Controlled Entities to settle all amounts receivable or payable with any Affiliates in respect of Intercompany Agreements or otherwise such that at the Closing Date no Controlled Entity will owe amounts to any SELLER or to any SELLER Affiliate and neither SELLER nor any SELLER Affiliate will owe any amounts to any Controlled Entity.  Further, the Parties acknowledge and agree that prior the Closing Date SELLER shall have caused all Intercompany Agreements to be terminated such that no Controlled Entity shall have any further obligation under any Intercompany Agreements.
7.6    Like-Kind Exchange. Either BUYER or SELLER shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated by this Agreement in a manner that would comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. A Party that assigns its rights under this Agreement for this purpose shall provide the other Party with prior written notice. Any assignment of this Agreement to a qualified intermediary shall not release the non-assigning Party from any of its liabilities or obligations under this Agreement. No Party shall be obligated to pay any additional costs or incur any additional obligations under this Agreement if such costs or additional obligations are the result of the other Party’s like-kind exchange, and a Party electing to participate in a like-kind exchange agrees to hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from the like-kind exchange. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.
7.7    Resignation of Officers and Managers. At the Closing, SELLER shall deliver to BUYER evidence reasonably satisfactory to BUYER of the Resignations, effective as of the Closing.
7.8     Conveyance of the Transferred Assets. On or before the Closing Date, SELLER shall have assigned and conveyed the Transferred Assets (including all past, present and future liabilities and obligations relating thereto) to an Affiliate of SELLER. After Closing, regardless of when and by whom the actual invoice or demand for payment is received, SELLER shall pay and be responsible for all past, present and future liabilities and obligations associated with the Transferred Assets.

7.9    Termination of Derivative Contracts. On or before the Closing Date, SELLER shall have terminated all Derivative Contracts to which any Controlled Entity is a party or to which an Asset is bound.
7.10    Confidentiality. After the Closing, SELLER and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning each Controlled Entity and the business thereof, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by SELLER, (ii) in the public domain through no fault of SELLER or its Affiliates or (iii) later lawfully acquired by SELLER from sources other than those related to its prior ownership of each Controlled Entity. The obligation of SELLER and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
7.11    Release. At Closing, the Parties shall enter into a Mutual Release in the form attached hereto as Exhibit E, (the “Mutual Release”) pursuant to which SELLER and BUYER will release one another and their respective Affiliates, officer, directors, employees and shareholders from all pre-Closing obligations except as set forth in agreements executed at Closing
ARTICLE VIII
[NOT USED]
ARTICLE IX
CLOSING
9.1    Time and Place of Closing. Time and Place of Closing
9.2    Deliveries at Closing. At the Closing,
(a)    SELLER will execute and deliver or caused to be executed and delivered to BUYER:
(i)    Each of the Transaction Documents, including the SELLER’s Guaranty, to which SELLER, or any of SELLER’s other Affiliates are a party;
(ii)    Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of each of SELLER, CENTANA and COG in Delaware, as of a date not more than 30 days prior to the Closing Date;
(iii)    The Resignations;
(iv)    A Non-Foreign Certificate in the form of Exhibit C;
(v)    The SELLER Required Consents;
(vi)    Certificates or other instruments evidencing the transfer and conveyance of the Subject Interest; and
(vii)    A certificate from SELLER stating that all of the representations and warranties of SELLER contained in ARTICLE IV and ARTICLE V are true and correct in all material respects (disregarding all materiality qualifications contained therein) and that SELLER has performed in all material respects the obligations, covenants and agreements of SELLER contained herein and in each of the other Transaction Documents that are required to have been performed prior to Closing.
(b)    BUYER will execute and deliver or caused to be executed and delivered to SELLER:

(i)    Each of the Transaction Documents, including the BUYER’s Guaranty, to which BUYER or BUYER’s Affiliates are a party;
(ii)    Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of BUYER in Delaware, as of a date not more than 30 days prior to the Closing Date;
(iii)    The BUYER Required Consents; and
(iv)    A certificate from BUYER stating that all of the representations and warranties of BUYER contained in ARTICLE VI are true and correct in all material respects (disregarding all materiality qualifications contained therein) and that BUYER has performed in all material respects the obligations, covenants and agreements of BUYER contained herein and in each of the other Transaction Documents that are required to have been performed prior to Closing; and
(v)    A wire transfer to SELLER of the amount due to SELLER at Closing as set forth in Section 2.2 above.
ARTICLE X
[NOT USED]
ARTICLE XI
INDEMNIFICATION
11.1    Indemnification by BUYER. Effective upon Closing, BUYER shall defend, indemnify and hold harmless SELLER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “SELLER Indemnitees”) from and against any and all Losses incurred by a SELLER Indemnitee as a result of or arising out of the breach of any of the representations, warranties, covenants, or agreements of BUYER contained in this Agreement, any Transaction Document or in any certificate delivered hereunder or thereunder.
11.2    Indemnification by SELLER. Effective upon Closing, SELLER shall defend, indemnify and hold harmless BUYER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “BUYER Indemnitees”) from and against any and all Losses incurred by a BUYER Indemnitee as a result of or arising out of:
(a)    the breach of any of the representations, warranties, covenants or agreements of SELLER contained in this Agreement, any Transaction Document or in any certificate delivered hereunder or thereunder;
(b)    the matters described in Schedule 11.2(b); and
(c)    the Transferred Assets.

11.3    Deductibles, Caps, Survival and Certain Limitations.
(a)    All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto, shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.
(b)    With respect to the obligations of SELLER under Section 11.2(a):
(i)    no BUYER Indemnitee shall be entitled to assert any right to indemnification after (1) with respect to the breach of any of the representations or warranties of SELLER contained in this Agreement other than as set forth in subsections (2) or (3) of this Section 11.3(b)(i), 18 months from the Closing Time and (2) with respect to the breach of the representations, warranties or covenants set forth in Sections 4.1, 4.2, 4.3, 4.12, 5.1, 5.2, and 12.3(a) (collectively the “Fundamental Representations”), until the applicable statute of limitations expires;
(ii)    other than with respect to Fundamental Representations, none of the BUYER Indemnitees shall be entitled to assert any right to indemnification unless such Claims in the aggregate exceed $200,000, and then only to the extent that all such Claims exceed said amount; and
(iii)    none of the BUYER Indemnitees shall be entitled to assert any right to indemnification to the extent such claims exceed in the aggregate twelve and one half percent (12.5%) of the Purchase Price (the “Cap”); provided that the Cap shall not limit a BUYER indemnification Claim arising from SELLER’s breach of a Fundamental Representation.
(c)    For purposes of determining rights and damages pursuant to this ARTICLE XI, the breach of any representation, warranty, covenant or agreement contained in this Agreement shall be determined without regard to any materiality contained in said representation, warranty, covenant or agreement.
(d)    Any claim for indemnification under this Agreement made by any Party shall be in writing, be based upon a Claim that is actually asserted (and, with respect to a BUYER Indemnitee, be delivered in good faith prior to the respective survival period under Section 11.3(b)(i)), and shall specify in reasonable detail the specific nature of the Claim for indemnification hereunder (“Claim Notice”). Any such Claim that is described in a timely delivered Claim Notice shall survive from and after the applicable survival period under Section 11.3(b)(i) with respect to the specific matter described therein.
11.4    Notice of Asserted Liability; Opportunity to Defend.
(a)    All Claims for indemnification hereunder shall be asserted and handled pursuant to Section 11.3(a) and this Section 11.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such Claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(b)    If a Claim is asserted against an Indemnified Party or any Loss is sought to be collected by an Indemnified Party from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnifying Party is prejudiced thereby and then only to the extent the Indemnifying Party is prejudiced thereby.
(c)    The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether it disputes liability to the Indemnified Party hereunder with respect to the Claim or Loss, or (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether the Indemnifying Party desires to defend the Indemnified Party against such Third Person Claim (which defense shall be at the sole cost and expense of the Indemnifying Party, and with counsel of its own choosing); provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith (including legal fees and expenses).
(e)    If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and (i) the Parties have a conflict of interest with respect to any such Third Person Claim, or (ii) there are legal defenses available to an Indemnified Party that are different or in addition to those available to the Indemnifying Party, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith (including legal fees and expenses).
(f)    If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, with counsel of its own choosing, and such Proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense (subject to subsection (e) of this Section 11.4). If the Indemnified Party joins in any such Third Person Claim, the Indemnifying Party shall nevertheless have full authority to determine all action to be taken with respect thereto.

(g)    Each Party agrees to cooperate with the other Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any person. No Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
(h)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(i)    At any time after the commencement of defense of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the settlement, payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefore to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.
(j)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE XI, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should the Indemnifying Party not make full payment of any such obligations within such five-day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication, at the Interest Rate.
11.5    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VII.

11.6    EXCLUSIVE REMEDY. OTHER THAN DUE TO A PARTY’S FRAUD, AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AS TO THE SUBJECT MATTER CONTAINED IN THIS AGREEMENT OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.
11.7    NEGLIGENCE AND STRICT LIABILITY WAIVER. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.
11.8    LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER’S INDEMNITEES, UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS FOR ANY EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES; PROVIDED THAT, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.
11.9    BOLD AND/OR CAPITALIZED LETTERS. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1    Expenses. Except as otherwise in this Agreement or the Confidentiality Agreement, each of SELLER and BUYER will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
12.2    Further Assurances. From time to time, and without further consideration, each Party will, and will cause its Affiliates to, execute and deliver to the other Party such documents, instruments and conveyances and take such actions and provide such further assurances as the other

Party may reasonably request in order to more effectively implement and carry into effect the provisions hereof, the transactions contemplated by this Agreement and the other Transaction Documents.
12.3    Apportionment of Taxes; Transfer Taxes; Recording Fees.
(a)    SELLER shall be liable for all SELLER Taxes.
(b)    In the case of Taxes that are payable with respect to any Straddle Period, the amount of any such Tax that is attributable to the portion of the period ending on the Effective Closing Date shall be a SELLER Tax and shall be:
(i)    in the case of ad valorem Taxes, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Closing Date and the denominator of which is the number of calendar days in the entire period
(ii)    in the case of all Taxes not described in Section 12.3(b)(i), the amount that would be payable if the Tax period ended with (and included) the Effective Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Closing Date and the period beginning after the Effective Closing Date in proportion to the number of days in each period.
(c)    Such payments shall be due to BUYER at the time that the payment of a SELLER Tax is due or, in the case of a payment due to SELLER, at the time the amount of the SELLER Tax to which the payment is with respect to is fixed and determinable.
(d)    SELLER and BUYER believe that the purchases and sales contemplated by this Agreement are exempt from or are otherwise not subject to sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, BUYER and SELLER shall each be liable for one-half of such Taxes.
(e)    BUYER and SELLER shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each, a “Tax Proceeding”) imposed on or with respect to the Assets or the operations or activities of the Entities. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

12.4    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party.
12.5    Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; provided, however, that any covenant set forth in the Confidentiality Agreement that does not involve a confidentiality obligation will survive Closing until performed. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in a signed writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
12.6    Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
12.7    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.8    Governing Law and Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Delaware without reference to conflicts of Laws principles.
(b)    Negotiation. In the event of any dispute, the Parties shall promptly seek to resolve any such dispute by negotiations between senior executives of the Parties who have authority to settle the dispute. When a Party believes there is a dispute under this Agreement, that Party will promptly give the other Party written notice of the dispute. Within 30 days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the dispute involves a Claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional 30 days, to investigate the dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within 15 days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.
(c)    Failure to Resolve. If the dispute has not been resolved within 60 days after the date of the response given pursuant to Section 12.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 12.8(b) or otherwise refuses to participate under the provisions of Section 12.8(b), either Party may initiate legal proceedings to enforce its rights under this Agreement.
(d)    Choice of Forum. If any Proceeding should be instituted, arising out of or relating to this Agreement or the transactions contemplated hereby, such Proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in Denver County, State of Colorado.
(e)    JURY WAIVERS. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.
12.9    Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
BUYER:

American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, CO 80202
Telephone: (720) 457-6075
Facsimile: (720) 457-6040
Attn: William B. Mathews, General Counsel

SELLER:

DCP LP Holdings, LLC
370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 595-3331
Facsimile: (303) 605-2225
Attn: Chief Executive Officer
with a copy to:

DCP LP Holdings, LLC

370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 595-3331
Facsimile: (303) 605-2226
Attn: General Counsel
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 12.9. Notice by mail shall be deemed to have been given and received on the 3rd day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
12.10    Earnings Release Review. Buyer agrees to provide MIDSTREAM with that portion of BUYER’s or BUYER’s Affiliate’s earning release that addresses the transaction evidenced by this Agreement in advance of publishing such earnings release to the public.
12.11    Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party hereby waives and disclaims any right of offset or setoff under all applicable Law or common Law.
12.12    No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of ARTICLE XI shall inure to the benefit of the BUYER Indemnitees and the SELLER Indemnitees as provided therein.
12.13    Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.
12.14    Schedules. Unless the context otherwise requires, all capitalized terms used in the Schedules have the respective meanings assigned in this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by SELLER, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed on the Schedules. Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of SELLER notwithstanding the lack of a specific cross-reference, and any information disclosed in the Schedules shall be deemed to be disclosed for all purposes of this Agreement, provided that the relevance of such matter is reasonably apparent.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

The Parties have signed this Agreement by their duly authorized officials as of the date first set forth above.
SELLER

DCP LP HOLDINGS, LLC

By: /s/ D. Robert Sadler
Name: D. Robert Sadler
Title: Vice President

BUYER

AMERICAN MIDSTREAM, LLC

By: /s/ Stephen W. Bergstrom
Name:    Stephen W. Bergstrom
Title:     Executive Chairman, President and Chief Executive Officer